                                                                    Exhibit 12.1

               Computation of Ratio of Earnings to Fixed Charges

                                CSX Corporation

                      Ratio of Earnings to Fixed Charges

                             (Millions of Dollars)


                                                  For the Nine
                                                  Months Ended                           For the Fiscal Years Ended
                                              ---------------------     ------------------------------------------------------------
                                              Sept. 29,     Oct. 1,     Dec. 31,     Dec. 25,     Dec. 26,     Dec. 27,     Dec. 29,
                                                2000         1999         1999         1998         1997         1996         1995
                                              ---------------------     ------------------------------------------------------------
EARNINGS:

  Earnings Before Income Taxes                $  196       $  153       $  104       $  744       $1,159       $1,299       $  961

  Interest Expense                               413          393          521          506          451          249          270

  Amortization of Debt Discount                    -            -            -            1            4            2            2

  Interest Portion of Fixed Rent                  86          116          151          183          196          188          183

  Undistributed Earnings of
  Unconsolidated Subsidiaries                     (5)        (100)         (58)        (238)        (150)          (6)           3
                                              ------       ------       ------       ------       ------       ------       ------

Earnings, as Adjusted                         $  690       $  562       $  718       $1,196       $1,660       $1,732       $1,419
                                              ======       ======       ======       ======       ======       ======       ======

FIXED CHARGES:

  Interest Expense                            $  413       $  393       $  521       $  506       $  451       $  249       $  270

  Capitalized Interest                             5            4            8            9            3            5            6

  Amortization of Debt Discount                    -            -            -            1            4            2            2

  Interest Portion of Fixed Rent                  86          116          151          183          196          188          183
                                              ------       ------       ------       ------       ------       ------       ------

Fixed Charges                                 $  504       $  513       $  680       $  699       $  654       $  444       $  461
                                              ======       ======       ======       ======       ======       ======       ======

Ratio of Earnings to Fixed Charges               1.4x         1.1x         1.1x         1.7x         2.5x         3.9x         3.1x
                                              ======       ======       ======       ======       ======       ======       ======
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